Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on June 7, 2017

Registration Statement No. 333-207859-07

**Full Pxing** $1.25BN GM Financial Auto Lease (GMALT) 2017-2

JT-BOOKS: Citi (Str.), BNP, BofAML, Soc Gen         CO-MGRS : Barclays, J.P. Morgan, Lloyds, NatWest Markets (RBS), RBC         Selling Group: Williams

CLS	AMT($MM)	WAL	F/S	WNDW	L.FNL	Bnch	SPRD	YLD	CPN	$Px
A-1	169.000	0.30	F1+/A-1+	1-7	06/18	Yld%		1.250	1.25	100.00000
A-2A	260.000	1.34	AAA/AAA	7-22	01/20	EDSF	+30	1.734	1.72	99.98970
A-2B	220.000	1.34	AAA/AAA	7-22	01/20	1ML	+30		1ML+30bp	100.00000
A-3	350.000	2.21	AAA/AAA	22-30	09/20	IntS	+49	2.030	2.02	99.99680
A-4	99.150	2.61	AAA/AAA	30-32	06/21	IntS	+61	2.198	2.18	99.97970
B	59.260	2.73	AA/AA	32-33	06/21	IntS	+85	2.452	2.43	99.97473
C	55.130	2.81	A/A	33-34	06/21	IntS	+125	2.861	2.84	99.98888
D	37.460	2.88	BBB/BBB	Not Offered

PX Speed :	100% PPC to maturity	TICKER :	GMALT 2017-2
EXPECTED RATING :	FITCH/S&P	ERISA ELIGIBLE :	YES
EXPECTED SETTLE :	06/14/17	REGISTRATION :	Public / SEC-Registered
FIRST PAY DATE :	07/20/17
MIN DENOM :	$1K X $1K	BILL & DELIVER :	Citi

Tranche     CUSIP

Class A1: 38013M AA4

Class A2A: 38013M AB2

Class A2B: 38013M AC0

Class A3: 38013M AD8

Class A4: 38013M AE6

Class B : 38013M AF3

Class C : 38013M AG1

Class D : 38013M AH9

The depositor has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by sending a request by e-mail to prospectus@citi.com.